EPL
Energy Partners, Ltd.                              Energy Partners, Ltd.
                               News Release        201 St. Charles Avenue,
                                                   Suite 3400
                                                   New Orleans, Louisiana 70170
                                                   (504) 569-1875


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For Immediate Release To:                        For Information Contact:
Analysts, Financial Community, Media             Al Petrie  (504) 799-1953
                                                            alpetrie@eplweb.com

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              EPL Appoints Jerry D. Carlisle to Board of Directors


New Orleans, Louisiana, March 25, 2003...Energy Partners, Ltd. ("EPL") (NYSE:EPL) today announced that Jerry D. Carlisle has been appointed to a newly created vacancy on its Board of Directors, which has been expanded from nine to ten members. He will stand for election to the Board at EPL's Annual Meeting of Shareholders on May 6, 2003. Mr. Carlisle, a Certified Public Accountant, has over thirty years of financial management, public accounting and business professorship experience. He has been appointed to the Audit Committee of the Board, and the Board has determined that he meets the Securities and Exchange Commission's definition of "audit committee financial expert".

Mr. Carlisle began his career in 1971 at Peat Marwick Mitchell & Co. (now KPMG) where he remained until 1978, advancing to the position of Audit Manager. Mr. Carlisle then joined the energy industry as Vice President and Chief Financial Officer of Brock Exploration Company, a small exploration and production company based in New Orleans. He then joined The Louisiana Land and Exploration Company (LL&E) in 1979 where he served in a variety of financial management and reporting positions. In 1983 Mr. Carlisle was named LL&E's Vice President, Controller and Chief Accounting Officer and continued in that position until his retirement in 1997. Since 1998, he has been an adjunct Professor of Management at the University of New Orleans.

Richard A. Bachmann, EPL's Chairman, President and Chief Executive Officer, said, "We are very pleased to have Jerry Carlisle join our Board of Directors. We believe his extensive financial and academic experience and expertise will be of great value to the Company. This is a further example of our commitment to maintaining the highest level of ethical and corporate governance standards at EPL that meet or exceed the requirements of the Securities and Exchange Commission and the New York Stock Exchange."

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.

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Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in future, are "forward-looking statements" under
U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.
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